Exhibit 21

AVIAT NETWORKS, INC.
SUBSIDIARIES AS OF JUNE 28, 2013
(100% direct or indirect ownership by Aviat Networks, Inc.)

Name of Subsidiary	State or Other Jurisdiction of Incorporation
Aviat Networks Algeria S.A.R.L.	Algeria
Aviat Networks (Australia) Pty. Ltd. .	Australia
Aviat Networks (Bangladesh) Limited	Bangladesh
Aviat Networks Brasil Servicos em Communicacoes Ltda.	Brazil
Aviat Networks Canada ULC	Canada
Aviat Communications Technology (Shenzhen) Company Ltd.	The People’s Republic of China
Aviat Networks France S.A.S.	France
Aviat Networks Ghana Limited	Ghana
Aviat Networks Holland B.V.	The Netherlands
Aviat Networks HK Limited	Hong Kong
Aviat Networks (India) Private Limited	India
Telsima Communications Private Limited	India
Pt. Aviat Networks Indonesia	Indonesia
Aviat Networks Côte d’Ivoire	Ivory Coast
Aviat Networks (Kenya) Limited	Kenya
Aviat Networks Malaysia Sdn. Bhd.	Malaysia
Digital Microwave (Mauritius) Private Limited	Mauritius
Aviat Networks México S.A. de C.V.	Mexico
Aviat Networks (NZ) Limited	New Zealand
Aviat Networks Communication Solutions Limited	Nigeria
Stratex Networks Nigeria Limited	Nigeria
Aviat Networks (Clark) Corporation	The Philippines
Aviat Networks Philippines, Inc.	The Philippines
Aviat Networks Polska Sp. z.o.o.	Poland
Aviat Networks Solutions LLC	Russia
Aviat Networks (S) Pte. Ltd.	Republic of Singapore
Aviat storitveno podjetje, d.o.o.	Slovenia
Aviat Networks (South Africa) (Proprietary) Limited	Republic of South Africa
MAS Technology Holdings (Proprietary) Limited	Republic of South Africa
DMC Stratex Networks (South Africa) (Proprietary) Limited	Republic of South Africa
Aviat Networks Tanzania Limited	Tanzania
Aviat Networks (Thailand) Ltd.	Thailand
Aviat Networks (UK) Limited	Delaware
Aviat International Holdings, Inc.	Delaware
Aviat U.S., Inc.	Delaware
Telsima Corporation	Delaware